Exhibit 11.2

NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

1.	GENERAL

1.1.	This insider trading policy (Policy) of JBS N.V. was adopted by the board of directors of JBS N.V. on 18 July 2025;

1.2.	JBS N.V.’s Class A common shares currently trade on the New York Stock Exchange (NYSE) in New York, United States of America, and its Brazilian Depositary Receipts (BDRs) representing Class A common shares, currently trade on the B3 - Brasil, Bolsa, Balcão (B3), in São Paulo, Brazil. Therefore, attention must be given to different aspects of each stock exchange such as hours of trading, holidays and specific rules that may apply to the trading of JBS N.V.’s securities. When referring to JBS N.V.’s securities herein, unless otherwise specified, it shall include, among other securities issued by JBS N.V., JBS N.V.’s Class A shares and its BDRs;

1.3.	Insiders. Directors, executive officers and employees of each of JBS N.V., its subsidiaries and its consolidated affiliates (together, the Company), JBS N.V.’s controlling shareholders (including, when referring to entities, their directors, executive officers and employees), and consultants and contractors of the Company who, due to services rendered to the Company, may have access to Material Non-Public Information (collectively, Company Personnel), as well as family members of Company Personnel and entities (e.g., corporations, partnerships or trusts) that Company Personnel or their family members control (collectively, Insiders) must, at all times, comply with the restrictions in this Policy. For the avoidance of doubt, all restrictions in this Policy that apply to an Insider equally apply to his/her family members and entities controlled by the Insider or his/her family members;

1.4.	Insider Trading. Federal securities laws prohibit trading in the securities of a company while aware of “material non-public” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such material non-public information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. In the normal course of business, Company Personnel may come into possession of material non-public information concerning the Company or its industry, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in JBS N.V. securities. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 12;

1.5.	Compliance. This Policy concerns the trading of JBS N.V.’s securities by Insiders while in possession of undisclosed material information regarding the Company;

1.6.	Responsibility. This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and also comply with the legal prohibitions against insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or the applicable law, please contact the Corporate Secretary.

Organizational Processes	Public Document	Page 1 of 12

NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

2.	DEFINITIONS

2.1.	Corporate Secretary means the Corporate Secretary of JBS N.V.;

2.2.	Family Members. For purposes of this Policy, the term “family members” includes close family members who reside with you, anyone else who lives in your household, and any close family members who do not live in your household but whose transactions in JBS N.V. securities are directed by you or are subject to your influence or control. Close family members mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (or comparable co-habitation relationship), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships;

2.3.	Material. Information about the Company is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security of JBS N.V. Therefore, the information may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.

Examples of material information include, but are not limited to:

(a)	interim, semi-annual or annual results;

(b)	dividend information;

(c)	credit rating changes;

(d)	guidance on earnings estimates and changing or confirming such guidance on a later date;

(e)	significant mergers, acquisitions, divestitures, tender offers, joint ventures, or changes in assets;

(f)	important new products or discoveries;

(g)	developments regarding the Company’s material intellectual property;

(h)	developments regarding customers or suppliers, including the acquisition or loss of an important contract;

(i)	important changes in control or in management;

(j)	a notification that the Company may no longer rely on the Company’s independent registered public accounting firm’s report;

(k)	significant financings and other significant events regarding JBS N.V.’s securities (e.g., defaults on securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of security holders);

(l)	significant write-offs;

(m)	significant cybersecurity incidents, vulnerabilities and breaches;

(n)	significant pending or threatened litigation, regulatory rulings or governmental investigations; and

(o)	bankruptcy, corporate restructuring, receivership, other liquidity problems or layoffs. Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. The mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information;

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NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

2.4.	Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:

(a)	First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been included in (i) a press release or article distributed through a widely disseminated news or wire service; OR (ii) it has appeared in a filing with the SEC (if regarding trading of Class A shares) or with the CVM (if regarding trading of BDRs);

(b)	Second, the information disseminated must be some form of “official” disclosure or announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate;

(c)	Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, at least 24 hours (several of which must be hours during which The New York Stock Exchange is open for trading) must elapse between the dissemination of the information and when that information may be considered public.

2.5.	Such information that is “material” as described in Section 2.3 and “Non-Public” as described in Section 2.4 is hereinafter referred to as Material Non-Public Information;

2.6.	Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments. In the case of JBS N.V., the term “security” includes BDRs;

2.7.	Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan.

3.	STATEMENT OF POLICY

3.1.	JBS N.V. Securities. No Insider may trade JBS N.V. securities at any time when the Insider has Material Non-Public Information concerning the Company. It does not matter that you may have decided to trade before learning the Material Non-Public Information. It also does not matter that you may have a reason to trade that is based on public information. The federal securities laws do not recognize these mitigating circumstances in determining liability;

3.2.	Tipping. No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make buy or sell recommendations to another person on the basis of Material Non-Public Information. “Tipping” can result in liability for both the tipper and the tippee. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”;

3.3.	Commenting. No Insider who receives or has access to the Company’s Material Non Public Information may comment on stock price movements or rumors of other corporate developments (including discussions on social media or other Internet communications channels) that are of possible significance to the investing public, unless the Insider has been authorized to do so by the Corporate Secretary;

3.4.	Rumors. In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Corporate Secretary;

Organizational Processes	Public Document	Page 3 of 12

NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

3.5.	Window Periods Procedures. A subset of certain Insiders may only trade in JBS N.V.’s securities during (i) the four “Window Periods” that occur each fiscal year or (ii) in connection with a registered primary or secondary underwritten offering of the JBS N.V. securities. See Section 5.2 for more information;

3.6.	Termination. An Insider who is aware of Material Non-Public Information when they cease to be an Insider may not trade in JBS N.V. securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Permanent Restricted Persons and Other Restricted Persons (each as defined in Section 5) until the opening of the first Window Period after termination of employment or other relationship with the Company.

4.	CERTAIN EXCEPTIONS

4.1.	The prohibition on trading in securities while in possession of Material Non-Public Information, as set forth in Section 3, does not apply to:

(a)	Changes Only in the Form of Beneficial Ownership. Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime);

(b)	Stock Option Exercises. The exercise of stock options of JBS N.V. pursuant to the Company’s stock plans; however, the market sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, is subject to this Policy;

(c)	Receipt of Class A Shares from BDRs cancelation. The receipt of Class A shares due to the cancellation of BDRs that were not acquired in breach of this Policy;

(d)	Tax Withholding Rights. The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of JBS N.V. to satisfy tax withholding requirements; however, the market sale of any shares to satisfy tax requirements is subject to this Policy;

(e)	10b5-1 Plan Transactions. The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 6.1;

(f)	Employee Stock Purchase Plan Purchases. The purchase of JBS N.V. stock through the Company’s employee stock purchase plan (to the extent that the Company has such a plan) through regular payroll deductions; however, the sale of any such stock and the establishing or changing of instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy;

(g)	401(k) Plan Purchases. The purchase of JBS N.V. stock through the Company’s 401(k) plan through regular payroll deductions (to the extent that the Company has such a plan); however, the sale of any such stock and the election to transfer, increase or decrease funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy;

(h)	Investment Advice; Mutual Funds. This Policy does not apply to trading in securities where you have not discussed the merits of the investment with, nor provided inside information to, whomever is responsible for making investment decisions in the securities (e.g., an investment adviser to whom you have delegated all investment authority). Similarly, this Policy does not apply to trading an interest in a publicly traded mutual fund, even where the fund holds securities of JBS N.V. about which you have Material Non-Public Information that you learned based on your relationship to the Company;

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NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

(i)	Other Transactions. In addition, this Policy does not apply to any other transaction, the specific facts of which are reviewed by the Corporate Secretary and determined by the Corporate Secretary not to constitute a violation of applicable insider trading law.

As discussed in the definition of “Trading,” this Policy applies to gifts and other contributions of JBS N.V. securities or another company, such that gifts should be treated as if they were “sales.”

5.	WINDOW PERIODS AND OTHER PROCEDURES

5.1.	Applicability. Directors and executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of JBS N.V., their family members (as defined in Section 2) and trusts, corporations and other entities controlled by them (collectively, Permanent Restricted Persons) are subject to the quarterly Window Period procedures set forth in Section 5.2. From time to time, the Company will also notify persons other than the Permanent Restricted Persons (Other Restricted Persons) that they also are subject to the quarterly Window Periods set forth in Section 5.2, if the Company believes that such persons, in the normal course of their duties, are likely to have regular access to Material Non-Public Information, including consolidated quarterly financial information. Occasionally, certain other Insiders may also have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are Other Restricted Persons, who will be subject to the quarterly Window Period procedures set forth in Section 5.2 and/or a blackout set forth in Section 5.3;

5.2.	Window Period Procedures. The Company has established four “windows” of time during the fiscal year during which Permanent Restricted Persons and Other Restricted Persons may trade JBS N.V. securities (the Window Periods). Each Window Period opens one full trading day after the day when the Company’s quarterly or annual earnings for the prior fiscal quarter or year, as applicable, are publicly released. For example, if the Company publicly releases its earnings before the market opens on a Monday, then the Window Period would be closed and would remain closed until the open of the market on Tuesday (assuming no intervening NYSE or B3 holidays). However, if the Company publicly releases its earnings after the market opens on a Monday, then the Window Period would be closed and would remain closed until the open of the market on Wednesday (assuming no intervening NYSE or B3 holidays). Each Window Period will remain open until 11:59 pm Eastern Time on the 15th calendar day before the end of the current quarter. The Window Periods may be modified at the direction of the Corporate Secretary.

After the close of the Window Period, except as set forth in Section 4, Permanent Restricted Persons and Other Restricted Persons may not purchase, sell or otherwise dispose of any of JBS N.V. securities.

Open Trading Windows (unless an ad hoc blackout is in effect)
Beginning one full trading day after the public news release of the earnings data for the quarter ending:	Ending at 11:59pm Eastern Time on:
March 31	June 15
June 30	September 15
September 30	December 16
December 31	March 16

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NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in JBS N.V. securities. You must consult the Corporate Secretary whenever you are in doubt;

5.3.	Suspension of Trading. From time to time, the Company may require that certain Insiders suspend trading in JBS N.V. securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in JBS N.V. securities while the suspension is in effect and shall not disclose to others that we have suspended trading for certain other Insiders. Though these ad hoc blackouts generally will arise because the Company is involved in a highly sensitive transaction, they may be declared for any reason. If the Company declares an ad hoc blackout to which you are subject, a member of the Company’s legal department will notify you when the blackout begins and when it ends;

5.4.	Notification of Window Periods. In order to assist you in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all Permanent Restricted Persons and Other Restricted Persons when the Window Period has opened and when the Window Period is about to close. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in JBS N.V. securities in full compliance with this Policy;

5.5.	Hardship Exemptions. Those subject to the Window Periods pursuant to Section 5.2 or an ad hoc blackout pursuant to Section 5.3 may request a hardship exemption for periods outside the Window Periods or during an ad hoc blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Corporate Secretary;

5.6.	Pre-clearance Procedures. Permanent Restricted Persons and Other Restricted Persons must submit an e-mail request for pre-clearance to the Corporate Secretary (or, in the case of transactions by the Corporate Secretary, the Chief Financial Officer) at least two full trading days in advance of the proposed transaction. Approval for transactions in JBS N.V. securities will generally be granted only during a Window Period and not during an ad hoc blackout applicable to such Permanent Restricted Person and Other Restricted Person, and the transaction may only be performed during the Window Period in which the approval was granted and, in any event, within two full trading days from the date of approval. The Corporate Secretary or Chief Financial Officer, as applicable, is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person subject to this section seeks pre-clearance and permission to engage in the transaction is denied, then he should refrain from initiating any transaction in JBS N.V. securities, and should not inform any other person of the restriction. Additionally, Permanent Restricted Persons and Other Restricted Persons are responsible for ensuring that they do not have any Material Non-Public Information before engaging in a transaction and that they comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, such persons should carefully consider whether they are aware of any Material Non-Public Information about the Company and should describe fully those circumstances to the Corporate Secretary. The approval by the Corporate Secretary or the Chief Financial Officer of a transaction submitted for pre-clearance does not constitute legal advice or confirmation that the person is free of Material Non-Public Information and does not relieve the person of his/her legal obligations or responsibilities. The Permanent Restricted Person and Other Restricted Person requesting the pre-clearance bears the legal responsibility for ensuring that the transaction does not violate federal securities laws.

Organizational Processes	Public Document	Page 6 of 12

NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

6.	10B5-1 PLANS

6.1.	10b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you are not aware of Material Non-Public Information. Therefore, Insiders cannot enter into these plans at any time when they are aware of Material Non-Public Information and, Permanent Restricted Persons cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made;

6.2.	Benefit. You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding;

6.3.	Notice. Each Insider must notify the Corporate Secretary of the Insider’s proposed 10b5-1 trading plan prior to the establishment of such plan. The Company assumes no liability and expressly disclaims any civil or other liability for establishment, amendment or termination of, or the consequences of any transaction made pursuant to, such plan;

6.4.	Cooling Off Period. Any 10b5-1 trading plans must include a “cooling off” period between the time that you enter a plan and the time that trading commences under a plan. Specifically, for any trading plan entered into by a director or officer (as that term is defined under Rule 16a-1(f) under the Exchange Act, as if it applied to the Company), no trades may occur until the later of 90 days following the adoption or modification of such plan or two (2) business days following the Company’s disclosure of its financial results for the fiscal quarter in which the plan was adopted in a Form 20-F or Form 6-K, as applicable (subject to a maximum of 120 days after the adoption of the plan). The cooling off period for all others is 30 days after adoption of the plan;

6.5.	Restrictions on Multiple Plans and Single-Trade Plans. Other than as permitted by Rule 10b5-1, you may not have more than one 10b5-1 trading plan outstanding (and may not subsequently enter into any additional 10b5-1 trading plan) during the same period (i.e., no overlapping plans). In addition, you may only enter into one single-trade plan during any 12-month period;

6.6.	Timing. In addition to the required cooling-off period noted above, your 10b5-1 trading plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or The New York Stock Exchange were to investigate your trades;

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NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

6.7.	Modifications and Terminations. Any modification or termination of a 10b5-1 trading plan requires prior notice to the Corporate Secretary. Such modification or termination must occur when you are not aware of any Material Non-Public Information and must comply with the Company’s guidelines and the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, must take place during a Window Period. Any modification of a 10b5-1 trading plan that changes the amount, price, or timing of the purchase or sale of securities underlying such plan will trigger a new “cooling-off period” and you must wait until the expiration of the applicable “cooling-off period” before trading under the modified or any new Rule 10b5-1 trading plan;

6.8.	Additional Requirements. Rule 10b5-1 includes additional requirements and prohibitions, including with respect to certifications by directors and officers, a general prohibition from having more than one 10b5-1 trading plan in place at a time and restrictions on single-trade arrangements. Insiders are individually responsible for ensuring that they comply with all requirements of Rule 10b5-1 to the extent they wish to take advantage of the safe harbor of that rule.

7.	ARTICLE 13, §6TH OF CVM RESOLUTION N. 44/2021

7.1.	The prohibition on trading in securities while in possession of Material Non-Public Information, as set forth in Section 3, shall not apply to the acquisition of JBS N.V. BDRs by participants under employee share purchase plans or similar programs established under Brazilian law and in compliance with the applicable rules of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM), including but not limited to those plans which meet the requirements of Article 13, §6° of CVM Resolution No. 44/2021. However, the sale of any such securities, or changes to contribution instructions, remains subject to this Policy.

8.	SHORT SALES

8.1.	No Short Sales or Speculative Transactions. Short sales of JBS N.V. securities (i.e., selling stock that is not owned and borrowing the shares to make delivery) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. No Insider, whether or not they possess Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the JBS N.V. securities or sell JBS N.V. securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its security-holders or otherwise give the appearance of impropriety.

9.	HEDGING

9.1.	Hedging Transactions. Hedging transactions involve the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities. Such transactions may permit a director, officer or employee to continue to own JBS N.V. securities but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees of the Company are prohibited from engaging in any such transactions.

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NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

10.	PLEDGING

10.1.	Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in JBS N.V. securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral. Therefore, none of the directors, officers or employees of the Company, whether or not in possession of Material Non-Public Information, may purchase JBS N.V. securities on margin, or borrow against any account in which JBS N.V. securities are held, or pledge JBS N.V. securities as collateral for a loan;

11.	STANDING AND LIMIT ORDERS

11.1.	The Company discourages placing standing or limit orders on JBS N.V. securities. Standing and limit orders are orders placed with a broker to sell or purchase stock at a specified price. Similar to the use of margin accounts, these transactions created heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from an Insider’s standing instructions to a broker, a transaction could be executed when that Insider is in possession of Material Non-Public Information. Unless standing and limit orders are submitted under approved 10b5-1 trading plans (pursuant to Section 6), if an Insider determines that he/she must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this Policy (including the pre-clearance procedures in Section 5).

12.	POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

12.1.	Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any blackout should not be considered a “safe harbor”. We remind you that, whether or not during a Window Period, you may not trade securities when you are aware of Material Non-Public Information;

12.2.	Trading in Other Company Securities. Federal securities laws prohibit Insiders from buying or selling securities of another company at any time when the Insider has Material Non-Public Information about that company or has Material Non-Public information that could affect the share price of that company, when, in each case, that information was obtained as a result of the Insider’s employment or relationship to the Company. For purposes of this Section 12.2, another company may include, without limitation, any of the Company’s customers, vendors, an acquisition target, or a company in the same industry, sector or subsector;

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NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

12.3.	You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that you invest in JBS N.V. securities from the perspective of a long-term investor who would like to participate over time in the Company’s or such company’s earnings growth;

12.4.	Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.

12.5.	Potential Sanctions

(a)	Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to disgorgement of ill-gotten gains or losses avoided, civil penalties, criminal penalties and/or jail time for trading in securities when they have Material Non-Public Information or for improper transactions by any person to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities (e.g., the “tippee”). The SEC has imposed large penalties even when the disclosing person did not profit from the trading. A criminal prosecution can result in a fine of up to USD 5 million (no matter how small the profit or even if there is a loss) and imprisonment for up to 20 years. Civil actions may be brought by a private plaintiff or the SEC. The SEC also has the authority to obtain a court order that bars a person who has engaged in insider trading from serving as a director or officer of a public company or from appearing or practicing before the SEC as an accountant. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight;

(b)	Possible Disciplinary Actions. Company Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Company Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

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NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 13, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

12.6.	Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Corporate Secretary. Any violation or perceived violation should be reported immediately to the Corporate Secretary.

13.	BROKER REQUIREMENTS FOR DIRECTORS AND EXECUTIVE OFFICERS

13.1.	The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. A knowledgeable, alert broker can also serve as a gatekeeper, and helping prevent inadvertent violations. The procedures in this section are intended to facilitate timely compliance by the directors and executive officers of the Company with the requirement to file Form 144 for their resales of JBS N.V. securities exceeding $50,000 or 5,000 shares (except for sales under a registration statement pursuant to the Securities Act of 1933, as amended) in which they have a pecuniary interest;

13.2.	Pursuant to this section, brokers of all Permanent Restricted Persons must report by the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the Corporate Secretary, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s stock, including gifts, transfers and all 10b5-1 transactions.

Because it is the legal obligation of the trading person to cause this filing to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

14.	CONFIDENTIALITY

14.1.	Non-Disclosure. No Company Personnel may disclose Non-Public Information regarding the Company to non-Company Personnel (including to family members), except when such disclosure is needed to carry out the Company’s business and then only when the Company Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient should be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Company Personnel may disclose Non-Public Information to other Company Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information, and Material Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard;

14.2.	Financial Community Inquiries. In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in the contexts of any inquiries received from the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Company Personnel should not respond to any such inquiries and should refer all such inquiries to the Corporate Secretary.

15.	LEGAL EFFECT OF THIS POLICY

15.1.	This Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

*          *        *

Policy approved by the Company’s Board of Directors at a meeting held on November 13, 2025.

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NORMATIVE INSTRUCTION	IN-GLOBAL-0203 November 10, 2025 Review: 01

Insider Trading Policy
RECIPIENTS: All team members of JBS N.V. and its subsidiaries.

ATTESTATION AND ACKNOWLEDGMENT OF POLICY

You must review and sign the acknowledgment below and return to the Corporate Secretary as soon as possible. By my signature below, I acknowledge that:

(a)	I have received and read this Policy, and

(b)	I will comply with this Policy for as long as I am subject to this Policy.

Signature:

Name (printed):

Date:

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